2016 First Quarter Earnings Webcast April 20, 2016 Madison River – Three Forks

Presenting Today 2 Bob Rowe, President & CEO Brian Bird, Vice President & CFO

3 Forward Looking Statements During the course of this presentation, there will be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” The information in this presentation is based upon our current expectations as of the date hereof unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s 10-Q which we filed with the SEC on April 20, 2016 and our other public filings with the SEC.

• Net income for the quarter was $38.1 million, or $0.79 per diluted share, as compared with net income of $51.4 million, or $1.09 per diluted share, for the same period in 2015. • This $13.4 million, or 26%, decrease in net income is primarily the result of lower revenue from recent regulatory decisions in Montana and higher property taxes and depreciation expense. Partially offsetting these unfavorable earnings impacts are higher revenues from increased electric rates in South Dakota. • Non-GAAP adjusted earnings per share was $1.01 as compared with $1.18 for the same period in 2015. • We filed our biennial electricity supply resource procurement plan with the Montana Public Service Commission (MPSC), which provides a road map to our stakeholders, including customers and regulators regarding how we expect to respond to future supply needs. • The Board approved a quarterly stock dividend of $0.50 per share (payable June 30, 2016). Recent Significant Activities 4

Summary Financial Results 5

6 Gross Margin (First Quarter) (dollars in millions) Three Months Ended March 31, 2016 2015 Variance Electric $ 157.7 $ 172.1 $ (14.4) (8.4%) Natural Gas 59.4 61.5 (2.1) (3.4%) Gross Margin $ 217.1 $ 233.6 $ (16.5) (7.1%) Decrease in gross margin due to the following factors: $ 8.6 South Dakota electric rate increase 0.2 Natural gas retail volumes (10.3) MPSC disallowance (Colstrip 4 outage) (2.4) Natural gas production (1.8) Lost revenue adjustment mechanism (1.3) Electric transmission (1.0) Electric retail volumes (0.4) Spion Kop rate decrease (0.9) Other $ (9.3) Change in Gross Margin Impacting Net Income (5.9) Hydro operations - Kerr conveyance (3.0) Production tax credits flowed-through trackers 1.7 Property taxes recovered in trackers $ (7.2) Change in Gross Margin that had no impact on Net Income $ (16.5) Decrease in Consolidated Gross Margin

Weather (First Quarter) 7 Minimum Temperature from Normal Maximum Temperature from Normal Over a 122 year history, the first three months of 2016 was the 2nd warmest period in Montana, the 3rd warmest in South Dakota and the 4th warmest in Nebraska. Source: NOAA National Centers for Environmental Information.

Operating Expenses (First Quarter) 8 Increase in operating expenses due mainly to the following factors: $1.2 million decrease in OG&A $ (5.6) Hydro operations - Kerr conveyance $ 3.1 Non-employee directors deferred compensation $ 0.9 Insurance reserves $ 0.4 Other $2.6 million increase in property and other taxes due primarily to plant additions and higher estimated property valuations in Montana, offset in part by a $0.3 million decrease from the conveyance of the Kerr project to the CSKT in September 2015. $4.1 million increase in depreciation and depletion expense primarily due to plant additions, including approximately $1.4 million of depreciation associated with the Beethoven wind project acquisition. (dollars in millions) Three Months Ended March 31, 2016 2015 Variance Operating, general & admin. $ 79.9 $ 81.1 $ (1.2) (1.5%) Property and other taxes 35.4 32.8 2.6 7.9% Depreciation and depletion 39.9 35.8 4.1 11.5% Operating Expenses $ 155.2 $ 149.7 $ 5.5 3.7%

Operating to Net Income (First Quarter) 9 $1.4 million increase in interest expenses was primarily due to increased debt outstanding associated with the Beethoven wind project acquisition and lower capitalization of allowance for funds used during construction (AFUDC). $2.5 million increase in other income due primarily to a $3.1 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which had a corresponding increase to operating, general and administrative expenses), offset by lower capitalization of AFUDC. $7.5 million decrease in income tax expense due primarily to lower pre-tax income. (dollars in millions) Three Months Ended March 31, 2016 2015 Variance Operating Income $ 61.9 $ 83.9 $ (22.0) (26.2%) Interest Expense (24.5) (23.1) (1.4) 6.1% Other Income 3.1 0.6 2.5 417.0% Income Before Taxes 40.5 61.4 (20.9) (33.9%) Income Tax Expense (2.5) (10.0) 7.5 (75.3%) Net Income $ 38.1 $ 51.4 $ (13.4) (26.0%)

Balance Sheet 10

Cash Flow 11 $15.3 million increase in cash provided by operating activities is primarily due to an $18.4 million settlement of interest rate swaps during the first quarter of 2015.

Income Tax Reconciliation 12 Income tax expense was $7.5 million lower primarily due to lower pretax income.

Non GAAP Adjusted Earnings (First Quarter ‘16 vs ’15) 13 The non-GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Non-GAAP Adjusted EPS 14 The non-GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

2016 Earnings Guidance 15 Our updated and narrowed 2016 guidance range of $3.20 - $3.35 (previously $3.20 - $3.40) per diluted share is based upon, but not limited to, the following major assumptions and expectations: • Normal weather in our electric and natural gas service territories; • Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station; • A consolidated income tax rate of approximately 6% to 10% of pre-tax income (previously 9%-13%); and • Diluted average shares outstanding of approximately 48.6 million. Continued investment in our system to serve our customers and communities is expected to provide a targeted 7-10% total return to our investors through a combination of earnings growth and dividend yield. See “Non-GAAP Financial Measures” slide in appendix for “Non-GAAP “Adjusted EPS”. $2.60 - $2.75 $3.20-$3.35

The Hydro Facilities 16 Overview of Hydro Facilities Black Eagle Hydro Asset Integration • Montana Asset Optimization Study: As part of reintegrating the hydro facilities into our generation portfolio, we initiated an asset optimization study to maximize the value of our diverse generation portfolio. The study was recently completed and we are in the process of implementing new operating procedures that we anticipate will reduce both operating cost and market risk. Kerr Dam Conveyance / Hydro Compliance Filing • In accordance with the 1985 FERC relicensing, the facility was conveyed to the Confederated Salish and Kootenai Tribes (CSKT) on September 5, 2015. • As required by the MPSC order approving the hydro transaction, we filed a compliance filing in December 2015 to remove the Kerr project from the hydros cost of service and to adjust for actual revenue credits and property taxes. In January 2016, the MPSC approved an interim adjustment to our hydro rates based on the compliance filing, and opened a separate contested docket requesting additional detail on the adjustment to rates due to the conveyance of the Kerr Project. We expect the MPSC to issue a final order during the second half of 2016. (1) As of June 2013. Despite the 2015 drought conditions in western Montana, the hydro assets generated at targeted capacity (5 year historical average). Talen Energy’s recently announced sale of 292 MW of hydro generation for $860 million (or $2,945 per KW) to Brookfield Renewables is significantly higher cost (49%) than the 439 MW of hydro generation we purchased for $870 million (or $1,982 per KW).

17 South Dakota Electric Operations The owned and rate-based cost of energy from the Beethoven wind project over the next 20 years is expected to be $44 million ($25 million net present value) less than the PPA alternative, thus benefitting our customers’ bills over the long-term. Beethoven Wind Project: In September 2015, we completed the purchase of the 80 MW Beethoven wind project, near Tripp, South Dakota for approximately $143 million from BayWa r.e. Wind LLC. The SDPUC granted approval of our request on placing the assets into rate base using a 3-year levelized rate calculation. We financed the project with $70 million in 25 year bonds at 4.26% and $57 million of equity, issuing 1.1 million shares at $51.81. South Dakota Rate Case: In October 2015, the SDPUC commissioners approved the settlement agreement we reached with the SDPUC staff and intervenors providing for an increase in base rates of approximately $20.2 million based on an overall rate of return of 7.24%. In addition, the settlement would allow us to collect approximately $9.0 million annually related to the Beethoven Wind Project. Source: BayWa r.e. Wind, LLC We anticipate net income to increase by approximately $13.6 million in 2016 as a result of full year impact of the rate adjustment and Beethoven acquisition. SD Electric Transmission: Effective October 1, 2015, we are a transmission owning member of Southwest Power Pool (SPP) for our South Dakota transmission operations. Marketing activities in SPP are handled for us by a third party provider acting as our agent. Upon entering SPP, we exited out of MAPP, which had been our transmission planning region.

Montana 2015 Electric Supply Resource Plan 18 The resource initiatives and actions developed in 2015 Electricity Supply Resource Procurement Plan identify the critical future needs of our portfolio. The plan identifies how to co- optimize hydro, wind and thermal resources to best meet the anticipated large capacity needs with the least-cost, lowest-risk resources. A baseline life extension analysis indicates potential for 86 MW of hydro capacity additions. These additions are not included in the current plan but will continue to be evaluated for cost effectiveness. Next Steps: • Montana Public Service Commission will take notice & receive public comments • Public meeting planned June 2016 • Commission will hold public work session to discuss the plan. • Commission doesn’t approve or reject plan, but will issue their own comments. (Timeline yet to be determined) Capacity Expansion with Supply Plan Montana supply plan would add 689MW of capacity & require approximately $1.3 billion investment through 2029. Spending on the generation assets will be subject to the development of a plan for clear regulatory recovery.

Capital Spending Forecast 19 Current estimated cumulative capital spending for 2016 through 2020 is $1.66 billion. This reflects a $187 million increase from the capital plan included in our 2015 10-K; approximately $122 million increase for internal combustion units in Montana and $65 million increase for a peaking facility in South Dakota. Spending on the added generation assets will be subject to the development of a plan for clear regulatory recovery. Additional information is available in our 2015 Montana and 2014 South Dakota Electric Resource Supply Plans. We anticipate funding the capital projects with a combination of cash flows, aided by NOLs anticipated to be available into 2020, and long-term debt. If other opportunities arise that are not in the above projections (natural gas reserves, acquisitions, etc.), new equity funding may be necessary. * .0M

20 Regulatory Update Regulatory Item Current / Anticipated Action FERC April 2014 order regarding cost allocation at DGGS between retail and wholesale customers. Awaiting a rehearing request that was filed in May 2014. If unsuccessful on rehearing, we may appeal to the United States Circuit Court of Appeals. MPSC October 2015 Order eliminating the lost revenue adjustment mechanism. Future rate filings will set rates to recover test-year costs and return. We are evaluating other revenue based regulatory mechanism (for example decoupling) that could be pursued to address these kinds of revenue losses and others, going forward. MPSC October 2015 natural gas tracker order revising interim rates our last two gas production asset acquisitions and requiring a filing prior to October 2016 to place them into rate base. In conjunction with the filing required for our natural gas production assets in Montana, we expect to submit a natural gas distribution, transmission and storage rate filing based on a 2015 test year. We anticipate to make the filing by the end of the third quarter 2016. Annual “First Look” process to evaluate need for rate filings in each of our jurisdictions based on a 2015 test year. MPSC vote in March 2016 directing staff to draft an order disallowing recovery of replacement power costs included in the electric supply tracker related to a 2013 outage at Colstrip Unit 4. We expect MPSC to issue a final order in the second quarter of 2016 disallowing the costs. We will evaluate our legal options once we receive the final order.

21 Appendix

22 Segment Results (First Quarter) Net Income from our electric segment in the first quarter of 2016 is approximately $14M worse than 2015. This was primarily a result of the disallowance of previously incurred cost and increases in operating costs, which were partially offset by an increase in rates in South Dakota. Appendix

23 Electric Segment (First Quarter) Appendix

24 Natural Gas Segment (First Quarter) Appendix

These materials include financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non- GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures. Non-GAAP Financial Measures 25

26